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                                                                    Exhibit 99.1

[LOGO] QUANTA SERVICES                                             PRESS RELEASE

FOR IMMEDIATE RELEASE
02-34

Contacts:      James Haddox, CFO              Ken Dennard / kdennard@drg-e.com
               Reba Reid                      Lisa Elliott / lisae@drg-e.com.com
               Quanta Services, Inc.          DRG&E
               713-629-7600                   713-529-6600

                 Quanta Services Closes Additional $72.9 Million
                 Equity Investment by First Reserve Corporation

HOUSTON - December 23, 2002 - Quanta Services, Inc. (NYSE: PWR) announced today that it has closed on the second equity investment by First Reserve Fund IX, L.P., a private equity fund managed by First Reserve Corporation, after successfully amending certain provisions of its agreements with its lenders and senior secured note holders.

     First Reserve Corporation has purchased 2,430,741 shares of Series E Preferred Stock for $30.00 per share, each share of which, upon shareholder approval, will be convertible into ten common shares. Proceeds from the sale of shares to First Reserve will be used initially to pay down outstanding balances under the company's credit facility. As announced on October 16, 2002, the First Reserve Fund purchased from Quanta 8,666,666 shares of common stock at $3.00 per share, and purchased from Aquila, Inc. 3,303,100 shares of Quanta common stock at $3.00 per share and 939,380 shares of Quanta Series A Preferred Stock (convertible into 4,696,900 shares of common stock) at $3.00 per common share equivalent.

     "We are very pleased with First Reserve becoming the largest shareholder in Quanta and providing growth capital," stated John Colson, chairman and chief executive officer. "We believe we are well served by having a partner like First Reserve on our team."

     Ben Guill, president of First Reserve, has joined the Company's board of directors. In addition, First Reserve has the right to nominate two other members to the Company's board of directors.

     First Reserve now owns approximately 37 percent of Quanta's voting stock, assuming full conversion of the Series E Preferred Stock and Series A Preferred Stock. A meeting of Quanta's stockholders to approve the convertibility of the Series E Preferred Stock is scheduled for December 27, 2002. First Reserve has an agreement with Quanta not to exceed a 37 percent investment without the consent of Quanta's independent directors.

     Quanta also announced today that its Board has approved a voluntary program to exchange eligible options for restricted stock. Under the program, employees holding stock options granted under the company's 2001 Stock Incentive Plan with a per share exercise price

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equal to or greater than $10.00, have the opportunity to cancel those options in exchange for restricted shares of the company's common stock. The restricted stock issued in the exchange will vest over a three-year period. If all eligible employees accept the offer, approximately 7.8 million outstanding options will be cancelled and approximately 3.2 million shares of restricted common stock will be issued. In conjunction with the offer, the number of shares of common stock that may be issued under Quanta's 2001 Stock Incentive Plan will be reduced from 15 percent of common stock outstanding to 12 percent of common stock outstanding (in each case, assuming full conversion of the company's
Series A and Series E convertible stock).

     Based in Houston, Texas and in Greenwich, Connecticut, First Reserve is an independently owned firm that invests exclusively within the energy and energy-related sectors of the world economy. It is the leading private equity firm specializing in the energy industry with $2.6 billion under management. First Reserve is currently the largest shareholder of Dresser, Inc., Chicago Bridge & Iron, Pride International, and Superior Energy Services.

     Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company's comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company's reports filed under the Securities Exchange Act of 1934.

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